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Avista Energy Receives Settlement Proceeds from California Energy Markets Litigation

SPOKANE, Wash. - June 27, 2014: Avista Corp. (NYSE:AVA) today announced the completion of a litigation settlement with various California parties that resulted in Avista Energy (an unregulated indirect subsidiary of Avista Corp.) receiving $15 million in net settlement proceeds on June 23, 2014. The litigation was related to the prices paid in the California spot markets during the years 2000 and 2001. The settlement agreement was finalized and filed with the Federal Energy Regulatory Commission (FERC) in March 2014, and FERC approved the settlement in early June 2014.

This will result in Avista Energy recognizing an increase in pre-tax earnings of approximately $15 million ($10 million after-tax). These amounts were not included in Avista Corp.'s original earnings guidance issued for 2014. Avista Corp. will update its earnings guidance for 2014 during its second quarter earnings call in early August 2014.

Avista Corp. contributed approximately $6.5 million of the proceeds to the Avista Foundation, a community investment program of Avista Corp., and the remainder of the proceeds will be used to fund current operations and possibly pay down outstanding debt.

About Avista
Avista Corp., incorporated in 1889 and based in Spokane, Wash., is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 367,000 customers and natural gas to 326,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. Our stock is traded under the ticker symbol "AVA." For more information about Avista, please visit www.avistacorp.com.

This news release contains forward-looking statements regarding the company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2013 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Avista Corp. and the Avista logo are trademarks of Avista Corporation.

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SOURCE: Avista Corporation